Exhibit 10.2

STOCK OPTION CONSIDERATION AGREEMENT
GRANT DATE: February 14, 2005

The following Agreement is established to protect the trade secrets, intellectual property, confidential information, customer relationships and goodwill of Motorola, Inc. and each of its subsidiaries (the “Company”) both as defined in the Motorola Omnibus Incentive Plan of 2000, as amended (the “2000 Plan”).

As sole consideration for the stock option(s) granted to me on the date shown above under the terms of the 2000 Plan, the Amended and Restated Motorola Incentive Plan of 1998 (the “1998 Plan”), the Motorola Compensation/Acquisition Plan of 2000 (the “C/A Plan”), the Motorola Omnibus Incentive Plan of 2002 (the “2002 Plan”) or the Motorola Omnibus Incentive Plan of 2003 (the “2003 Plan”), as the case may be (‘the Covered Options”), and as a person with a salary grade of EXB and/or as a Motorola appointed vice president or elected officer, I agree to the following:

(1) I agree that during the course of my employment and thereafter, I will not use or disclose, except on behalf of the Company and pursuant to its directions during the course of my employment, any Company Confidential Information. Confidential Information means information concerning the Company and its business that is not generally known outside the Company. Confidential Information includes: (i) trade secrets; (ii) intellectual property; (iii) the Company’s methods of operation and Company processes; (iv) information regarding the Company’s present and/or future products, developments, processes and systems, including invention disclosures and patent applications; (v) information on customers or potential customers, including customer’s names, sales records, prices, and other terms of sales and Company cost information; (vi) Company personnel data; (vii) Company business plans, marketing plans, financial data and projections; and (viii) information received in confidence by the Company from third parties. Information regarding products or technological innovations in development, in test marketing or being marketed or promoted in a discrete geographic region, which information the Company or one of its affiliates is considering for broader use, shall not be deemed generally known until such broader use is actually commercially implemented.

(2) I acknowledge and agree that for a period of two years following my termination of employment, I will not recruit, solicit or induce, or cause, allow, permit or aid others to recruit, solicit or induce, or to communicate in support of those activities, any employee of the Company to terminate his/her employment with the Company and/or to seek employment with my new or prospective employer, or any other company.

(3) I understand that by accepting the Covered Options, (i) if I violate the terms of paragraphs 1 or 2 of this Agreement, or (ii) if during a period of two years following the termination of my employment for any reason I engage in activities which are the same as or similar to activities in which I engaged at any time during the two years preceding termination of my employment, for any person, company or entity in connection with products, services or technological developments (existing or planned) that are the same as, similar to, or competitive with, any products, services or technological developments (existing or planned) on which I worked at any time during the two years preceding the termination of my employment, then:

(a)	all of my vested and unvested Covered Options will terminate and no longer be exercisable; and

(b)	for all Covered Options exercised within two years prior to the termination of my employment or anytime after termination of my employment, I will immediately pay to the Company the difference between the option price and the market price of the Company’s common stock on the date of exercise (the “spread”).

Paragraph 3(ii) applies in the countries in or for which I have performed work at any time during the two years preceding termination of my employment.

(4) The requirements of this agreement can be waived or modified only upon the prior written consent of Motorola, Inc. I acknowledge that the promises in this Agreement, not any employment of or services performed by me in the course and scope of that employment, are the sole consideration for the Covered Options.

(5) I agree that upon termination of employment with the Company and for a period of two years thereafter, I will immediately inform the Company of (i) the identity of my new employer (or the nature of any start-up business, consulting arrangements or self-employment), (ii) my new title, and (iii) my job duties and responsibilities. I hereby authorize the Company to provide a copy of this Agreement to my new employer. I further agree to provide information to the Company as may from time to time be requested in order to determine my compliance with the terms of this Agreement.

(6) I acknowledge that the harm caused to the Company by the breach or anticipated breach of paragraphs 1 and/or 2 of this Agreement may be irreparable and I agree the Company may have injunctive relief against me in addition to and cumulative with any other rights and remedies the Company may have pursuant to this Agreement, any other agreements between me and the Company for the protection of the Company’s Confidential Information, or law, including the recovery of liquidated damages. I agree that any interim or final equitable relief entered by a court of competent jurisdiction will, at the request of the Company, be entered on consent and enforced by any court having jurisdiction over me. This relief would occur without prejudice to any rights either party may have to appeal from the proceedings that resulted in any grant of such relief.

(7) If any provisions contained in this Agreement shall be determined by a court of competent jurisdiction to be overly broad as to scope of activity, duration or territory, I consent to any request by the Company to such court to interpret such provision by limiting or reducing it to be enforceable to the extent compatible with then applicable law. If any one or more of the terms, provisions, covenants or restrictions of this Agreement are determined by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. However, and without regard to the foregoing, if paragraphs 1, 2 and 3 herein, or either of them, is not enforceable or otherwise invalid, the consideration I am providing Motorola for the Covered Options would fail. I agree that all of my Covered Options will terminate and that, I will pay Motorola the spread on any Covered Options exercised within two years prior to the termination of my employment or anytime after termination of my employment.

(8) I accept the terms of this Agreement and the above option(s) to purchase shares of the Common Stock of the Company, subject to the terms of this Agreement, the 1998 Plan, the 2000 Plan, the C/A Plan, the 2002 Plan and/or the 2003 Plan, as the case may be, and any Award Document issued pursuant to one of those Plans. I am familiar with the 1998 Plan, the 2000 Plan, the C/A Plan, the 2002 Plan and the 2003 Plan and agree to be bound by each to the extent applicable, the actions of the Compensation Committee and the actions of the Company’s Board of Directors.

(9) I agree that this Agreement and the 1998 Plan, the 2000 Plan, the C/A Plan, the 2002 Plan and/or the 2003 Plan, as the case may be, and any Award Document issued pursuant to one of those Plans, together constitute an agreement between the Company and me. I further agree that this Agreement is governed by the laws of Illinois, without giving effect to principles of Conflicts of Laws, and any legal action related to this Agreement shall be brought in any federal or state court located in Illinois, USA.

I accept the jurisdiction of these courts and consent to service of process from said courts solely for legal actions related to this Agreement and stock option(s) offer.

Date	Signature	Printed Name

IN ORDER FOR THE ABOVE-REFERENCED OPTION(S) TO BE AWARDED, THIS AGREEMENT, SIGNED AND DATED, MUST BE RETURNED TO THE SECRETARY OF THE COMPENSATION COMMITTEE IN THE ENCLOSED ENVELOPE NO LATER THAN JUNE 27, 2004.